EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DIVESTITURE OF AMTEC LESS LETHAL SYSTEMS, INC. TO PACEM DEFENSE LLC

Eau Claire, Wisconsin (October 18, 2018) -- National Presto Industries, Inc. (NYSE: NPK) announced today that its wholly-owned subsidiary AMTEC Corporation sold the stock of its wholly-owned subsidiary AMTEC Less Lethal Systems, Inc. (“ALS”) to PACEM Defense LLC (“PACEM”). After several months of negotiations, the transaction occurred on October 17, 2018. Originally formed to acquire the assets of a less lethal manufacturing business in 2011, ALS is currently a manufacturer of less lethal products serving law enforcement and correctional facilities.

The transaction is valued at approximately $10 million. PACEM will operate the business in Perry, Florida, out of the current ALS facility. It intends to continue current operations at ALS and begin manufacturing other items to serve its customers and markets.

In describing the transaction, Maryjo Cohen, President of National Presto, stated, “We recognized that to move ALS to the next level, the operation needed to further augment U.S business with much greater focus on international customers. PACEM has the contacts needed to take ALS to that next level. The acquisition provides PACEM an instant manufacturing facility with an established customer base.” Although it occurred subsequent to the end of National Presto Industries, Inc.’s third quarter, the transaction will result in a third quarter impairment charge to earnings of approximately $3 million.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.